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                                                       Exhibit 11
                      DEVON ENERGY CORPORATION
                 Computation of Earnings Per Share

                                                         Three Months Ended March 31,
                                                             1996              1995
  PRIMARY EARNINGS PER SHARE

  Computation for Statement of Operations

  Net earnings per statement of operations               $  5,553,926       1,026,802

  Weighted average common shares outstanding               22,112,489      22,050,996

  Primary earnings per common share                             $0.25            0.05

  Additional Primary Computation (A)

  Net earnings per statement of operations                $ 5,553,926      1,026,802

  Adjustments to weighted average common
    shares outstanding:
     Weighted average as shown above                       22,112,489     22,050,996
     Add dilutive effect of outstanding stock
       options (as determined using the treasury
       stock method)                                         135,253          95,383

     Weighted average common shares outstanding,
       as adjusted                                        22,247,742      22,146,379

  Net earnings per common share, as adjusted                   $0.25            0.05


  FULLY DILUTED EARNINGS PER SHARE (A)

  Net earnings per statement of operations               $ 5,553,926       1,026,802

  Weighted average common shares outstanding as shown
     in primary computation above                         22,112,489      22,050,996

  Add fully dilutive effect of outstanding stock options
     (as determined using the treasury stock method)         147,146         111,854

  Weighted average common shares outstanding, as adjusted 22,259,635      22,162,850

  Fully diluted earnings per common share                      $0.25            0.05


  (A)  These  calculations  are  submitted  in   accordance  with
       Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because they result in dilution of less than 3%.
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